Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-236211) and S-8 (No. 333-236209 and No. 333- 182585) of Franchise Group, Inc. of our report dated August 31, 2021, with respect to the financial statements of W.S. Badcock Corporation, which report appears in the Current Report on Form 8-K/A of Franchise Group, Inc.

/s/ KPMG LLP

Tampa, FL
February 7, 2022